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                                                                      EXHIBIT 23





                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Solv-Ex Corporation:


We consent to incorporation by reference in the Registration Statements No. 333-01133 and No. 2-98871 on Forms S-8 and Registration Statement No. 33-32958 on Form S-3 of Solv-Ex Corporation of our report dated September 10, 1996, relating to the consolidated balance sheets of Solv-Ex Corporation and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders equity, and cash flows for each of the years in the three-year period ended June 30, 1996 and cumulative from July 2, 1980 (inception), which report appears in the June 30, 1996 annual report on Form 10-K of Solv-Ex Corporation.



                                           KPMG Peat Marwick LLP






Albuquerque, New Mexico
September 26, 1996